FOR MORE INFORMATION CONTACT:

R. David Martin Chief Financial Officer Action Performance Companies 602-337-3636

or

Ed Owens Burson-Marsteller 212-614-4572 edward_owens@nyc.bm.com

Action Performance Reports Second Quarter 2003 Results

     PHOENIX – April 28, 2003 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today reported financial results for the second quarter and six months ended March 31, 2003.

     Consistent with previous guidance, second quarter revenues declined to $91.1 million from $100.2 million in the same period last year. Revenues were lower as a result of the $18.8 million decline in wholesale and collectors club die-cast revenue due to the previously reported Monte Carlo and Pontiac re-tooling issue. The re-tooling is now complete. Other products and distribution channels showed strength and partially offset the decline in die-cast revenues. Revenues included $4.1 million from companies acquired in 2002, wholesale and mass retail apparel revenue increases of $0.7 million and $1.7 million, respectively, and a mass retail die-cast revenue increase of $0.2 million. Trackside revenues increased $2.1 million due to the timing of the Texas race.

     Net income for the three months ended March 31, 2003, was $7.3 million, compared to $11.2 million in the second quarter of fiscal 2002. On a per share basis, net income was $0.40 per share compared to $0.60 per share in the same period last year. Second quarter 2003 net income included foreign currency translation gains of $0.9 million offset by provisions to reduce prepaid royalties of $1.0 million, a write-down of Kmart pre-bankruptcy receivables in the amount of $0.4 million, and a write down of marketable securities of $0.2 million.

— more —

Action Performance
Page Two

     The $0.4 million write-down in Kmart pre-bankruptcy receivables reflects our most recent interpretation of publicly available filings by the retailer, which will soon emerge from bankruptcy protection. We established in 2001 what was believed to be a conservative reserve against Kmart receivables, but the retailer’s recently approved First Amended Joint Plan of Reorganization and amendments indicates that trade vendors will be entitled to a projected 9.7% recovery. As a result, we increased our reserve to 90.3 cents per dollar of Kmart pre-bankruptcy receivables.

     Gross margin was 35.2% for the three months ended March 31, 2003, compared to 38.8% in the same period last year. This decline in margin was due to the provision for prepaid royalties, lower margins from our German subsidiary, and a reduction in die-cast margins.

     SG&A expenses increased only $0.9 million, despite incremental SG&A expenses arising from companies acquired in 2002 totaling $2.0 million. We obtained SG&A expense reductions by continued strong cost controls.

     EBITDA totaled $18.8 million in the fiscal second quarter of 2003, compared to $24.8 million in the same period the year prior. We supplement our consolidated financial statements under generally accepted accounting principles (GAAP) with the presentation of EBITDA, a non-GAAP financial measure. We consider EBITDA to be an important indicator of our operating margin. EBITDA should be considered an addition to, not a substitute for, the Company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of EBITDA to GAAP reporting is attached following the unaudited consolidated financial statements.

     For the six-month period, sales were $176.9 million compared with $184.3 million for the same period the prior year. Net income was $15.2 million versus $19.4 million for the six months ended March 31, 2002. On a per share basis, net income was $0.83 compared to $1.06 in the same period last year. EBITDA was $38.4 million for the first six months compared to $45.0 million in the prior year.

— more —

Action Performance
Page Three

     “Considering the nation’s challenging economic and geopolitical conditions and the challenges that we faced from the re-tooling issue, we believe that our level of profitability this quarter has proven the fundamental strength of the company and its economic model,” Action Chairman and Chief Executive Officer Fred Wagenhals said. “These results speak to the strength of our position as America’s leading designer and distributor of licensed motorsports merchandise in the popular NASCAR racing arena.”

     The balance sheet remained solid as of March 31, 2003, compared to September 30, 2002. Cash remained very strong at $64.8 million. Working capital, as measured by the current ratio, improved to 3.7x from 3.0x at September 30, 2002.

     Capital expenditures for the six month period ended March 31, 2003, totaled $20.3 million, an increase of $8.3 million over the prior year due to the re-tooling issue, investments made to upgrade our IT systems in Charlotte, and the installation of a point of sales system in trackside trailers. Capital expenditures for the last six months of 2003 are estimated to be approximately $10.0 million.

Guidance for Third Quarter Ending June 30, 2003

     The current operating environment remains challenging due to the weak U.S. economy. Due to concern over the level of mass retail die-cast orders and special die-cast programs which have not been finalized in time to assure production in the third quarter, we have adjusted our forecast for the fiscal third quarter.

     For the third quarter ending June 30, 2003, management expects to realize revenues in the range of $93.0 million to $105.0 million, and EPS of $0.40 to $0.55 per share. We expect quarter-over-quarter revenue growth to resume again in the fourth quarter, however, due to the uncertain economic environment, we will not provide a range of estimates for the fourth quarter until we issue the third quarter earnings release.

— more —

Action Performance
Page Four

     “We are disappointed in recent mass retail die-cast order cancellations. We remain focused on the business issues we can control, such as our ability to finalize special programs, and the expectation of our solid profitability,” David Martin, Chief Financial Officer, explained. “Meanwhile, our strong balance sheet provides financial strength and, combined with our profitable business model and continuing efforts to grow the business while controlling operating expenses, positions us to deliver further improvements to our profitability. In addition, our die-cast product distributors report to us that demand for our product has been very strong and there is very little inventory in their warehouses reflecting the sell through of substantially all 2003 product.”

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

Forward-looking Statements

     This press release contains forward-looking statements regarding expectations for revenues, EBITDA, net income, cash flow and capital and other funding needs, growth strategy, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, and other risks discussed in the Company’s Form 10-K, dated September 30, 2002, on file with the U.S. Securities and Exchange Commission.

— more —

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
March 31, 2003 and September 30, 2002

(in thousands)

	March 31,	September 30,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$64,797	$69,585
Accounts receivable, net	51,163	61,313
Inventories	36,237	33,467
Prepaid royalties	8,619	6,938
Deferred taxes	3,230	3,155
Prepaid expenses and other	5,202	2,397

Total Current Assets	169,248	176,855
Property and Equipment, net	58,176	46,378
Goodwill	86,251	84,514
Licenses and Other Intangibles, net	22,832	24,000
Other Assets	4,980	6,169

	$341,487	$337,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,072	$28,958
Accrued royalties	10,431	15,146
Accrued expenses	7,002	10,545
Income taxes payable	5,242	4,265
Current portion of long-term debt	515	423

Total Current Liabilities	46,262	59,337

Long-Term Liabilities:
Long-term debt	43,308	40,360
Deferred taxes and other	5,655	5,696

Total Long-Term Liabilities	48,963	46,056

Commitments and Contingencies Minority Interests	2,934	3,135
Shareholders’ Equity	243,328	229,388

	$341,487	$337,916

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
Three and Six Months Ended March 31, 2003 and 2002
(in thousands, except per share data)

	Three Months Ended		Six Months Ended

	2003	2002	2003	2002

Net sales	$91,056	$100,185	$176,855	$184,321
Cost of sales	59,005	61,328	114,282	113,613

Gross profit	32,051	38,857	62,573	70,708

Operating expenses:
Selling, general and administrative	19,799	18,929	37,161	36,101
Amortization of licenses and other intangibles	835	581	1,735	1,087

Total operating expenses	20,634	19,510	38,896	37,188

Income from operations	11,417	19,347	23,677	33,520
Interest expense	(610)	(861)	(1,189)	(1,706)
Other income (expense)	699	(249)	1,825	(136)

Income before income taxes	11,506	18,237	24,313	31,678
Income taxes	4,252	7,076	9,093	12,287

Net income	7,254	11,161	15,220	19,391
Other comprehensive income (loss)	191	(1,229)	974	(873)

Comprehensive income	$7,445	$9,932	$16,194	$18,518

Earnings Per Common Share:
Basic	$0.41	$0.64	$0.85	$1.12
Diluted	$0.40	$0.60	$0.83	$1.06
Weighted Average Shares Outstanding:
Basic	17,847	17,434	17,819	17,338
Diluted	18,998	19,261	19,009	19,191

Amounts for 2002 have been adjusted to reflect adoption of SFAS No. 145 effective October 1, 2002. Prior to adoption, gains and losses on extinguishment of debt were reflected as extraordinary items. Gain and losses on extinguishment of debt are now included in other income (expense).

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Six Months Ended March 31, 2003 and 2002
(in thousands)

	Six Months Ended March 31,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,220	$19,391
Adjustments to reconcile net income to cash provided by operations-
Depreciation and amortization	12,942	11,589
Stock option tax benefits	446	3,180
Gain on extinguishment of debt	—	(235)
Other	248	565
Changes in assets and liabilities, net-
Accounts receivable, net	10,561	(1,638)
Accounts payable	(6,471)	(4,571)
Income taxes payable	949	(5,078)
Inventories	(2,496)	(394)
Prepaid royalties and accrued royalties	(6,396)	(1,507)
Other	(8,507)	(4,321)

Net cash provided by operating activities	16,496	16,981

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(20,307)	(12,009)
Other	(603)	(237)

Net cash used in investing activities	(20,910)	(12,246)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings – German mortgage	3,001	—
Long-term debt repayments, net	(422)	(6,227)
Common stock purchases for treasury	(2,024)	—
Dividends paid to common stockholders	(1,070)	—
Dividends paid to minority interest shareholders	(730)	(912)
Stock option exercise proceeds	394	5,154

Net cash used in financing activities	(851)	(1,985)

Effect of exchange rates on cash and cash equivalents	477	(180)

Net change in cash and cash equivalents	(4,788)	2,570
Cash and cash equivalents, beginning of period	69,585	64,514

Cash and cash equivalents, end of period	$64,797	$67,084

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation of EBITDA to GAAP Reporting
Three and Six Months Ended March 31, 2003 and 2002
(in thousands)

	Three Months Ended		Six Months Ended

	2003	2002	2003	2002

Income Before Income Taxes	$11,506	$18,237	$24,313	$31,678
Interest Expense	610	861	1,189	1,706
Depreciation and Amortization:
Depreciation — cost of sales	4,407	3,639	8,247	7,505
Depreciation — operating expenses	1,451	1,507	2,960	2,997
Amortization of licenses and other intangibles	835	581	1,735	1,087

Total depreciation and amortization	6,693	5,727	12,942	11,589

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$18,809	$24,825	$38,444	$44,973

Amounts for 2002 have been adjusted to reflect adoption of SFAS No.145 effective October 1, 2002. Prior to adoption, gains and losses on extinguishment of debt were reflected as extraordinary items. Gains and losses on extinguishment of debt are now included in other income (expense).